Filed pursuant to Rule 424(b)(3)
                                                            File No. 333-82872


PROSPECTUS SUPPLEMENT NO. 7
(To Prospectus dated May 17, 2002)

                                 $250,000,000
                             RITE AID CORPORATION
                     4.75% Convertible Notes due 2006 and
                       38,461,539 Shares of Common Stock
                     Issuable upon Conversion of the Notes

         This prospectus supplement supplements the prospectus dated May 17, 2002 of Rite Aid Corporation, as supplemented on June 5, 2002, June 11, 2002, August 27, 2002, October 3, 2002, November 21, 2002 and February 20, 2003, relating to the sale from time to time by certain of our security holders (including their transferors, donees, pledgees or successors) of up to $250,000,000 aggregate principal amount at maturity of our 4.75% Convertible Notes due 2006 and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling security holders contained in the prospectus is hereby amended to amend the information for the following selling security holder:


                                      Aggregate principal                     Number of shares
                                       amount at maturity      Percentage      of common stock    Percentage of shares
                                         of  notes that         of notes        that may be         of common stock
Name                                      may be sold          outstanding       sold (1)            outstanding(2)
----                                  -------------------      -----------    ----------------    ----------------------
  Deutsche Bank Securities, Inc.    $    6,610,000                2.6                1,016,922               *

-----------
* Less than one percent

(1) Assumes conversion of all of the holder's notes at a conversion rate of 153.846 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under
"Description of Notes--Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 515,115,664 shares of common stock outstanding as of December 18, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.


         Investing in the notes or shares of Rite Aid common stock involves risks that are described in the "Risk Factors" section beginning on page 10 of the prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this prospectus supplement is February 21, 2003.